EXHIBIT 10.51
                                                                   -------------

                              [DIOMED LETTERHEAD]
August 5, 2003

Mr. David B. Swank President BrookstoneFive, Inc. 4263 Forest Ridge Drive Richfield, Ohio 44286

Dear David,

It is with great pleasure that I offer you, on behalf of the Board of Directors, the position of Chief Financial Officer at Diomed Holdings, Inc. The position is being offered to you on a contract basis through your corporation, BrookstoneFive, Inc.

In the role of Chief Financial Officer, you will be primarily responsible for the financial, accounting, tax, treasury, legal and MIS functions of the company. You will report directly to the Chief Executive Officer and your direct reports will include both the Vice President Finance and the UK-based Controller (functionally direct/administratively indirect).

Your compensation package for this position will be based on an annual sum of $150,000, paid in either bi-weekly or semi-monthly installments, using the same time interval as full time employees. You will also be eligible for an incentive bonus of 30% of the annual base, based upon the achievement of specific goals which the two of us will establish in coordination with the compensation committee.

We will also pay an amount not to exceed $800 per month, either directly or through your company, to cover health insurance costs, as you will not be able to participate in regular company benefits while working on a contract basis. You will commit ten to twelve days per month to Diomed, of which at least one half will be spent at Diomed's headquarters in Andover. You will be reimbursed for reasonable travel and entertainment expenses in accordance with Company policy, including travel to and from headquarters and lodging while at company headquarters.

The initial term of this agreement is six months, commencing with the close of the current round of financing, and will renew automatically thereafter. However, the agreement may be cancelled by either party after the initial term upon six months notice. The same liability indemnifications available to you as a Director of the Corporation and to other Officers of the Corporation will apply to you and BrookstoneFive in your role as Chief Financial Officer.



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David, I am confident that Diomed represents an outstanding  opportunity for you and am equally confident that you will be a key member of our executive team. I am looking forward to working with you again.

Please indicate your acceptance of this offer by signing in the space indicated below.

Best regards,


/s/  JAMES A. WYLIE, JR.

James A. Wylie, Jr.
Chief Executive Officer


ACCEPTED:


/s/  DAVID B. SWANK
-------------------
David B. Swank
President
BrookstoneFive, Inc.